Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Genasys Inc. of our report dated December 13, 2024, relating to the consolidated financial statements of Genasys Inc. as of and for the year ended September 30, 2024 appearing in the Annual Report on Form 10-K of Genasys Inc.

/s/ Baker Tilly US, LLP

Chicago, Illinois

April 7, 2025